EXHIBIT 1

JOINT FILING AGREEMENT

In accordance with Rule 13d-1(k) under the Securities Exchange Act of 1934, as amended, the undersigned agree to the joint filing on behalf of each of them of a statement on Schedule 13G (including amendments thereto) with respect to the Class A Common Stock, par value $.01 per share, of DreamWorks Animation SKG, Inc., and further agree that this Joint Filing Agreement shall be included as an exhibit to such joint filings.

The undersigned further agree that each party hereto is responsible for the timely filing of such Schedule 13G and any amendments thereto, and for the completeness and accuracy of the information concerning such party contained therein; provided, however, that no party is responsible for the completeness or accuracy of the information concerning any other party making the filing, unless such party knows or has reason to believe that such information is inaccurate.

IN WITNESS WHEREOF, the parties have executed this Joint Filing Agreement on February 14, 2008.

JEFFREY KATZENBERG,
/s/ Jeffrey Katzenberg
Name: Jeffrey Katzenberg

M&J K B LIMITED PARTNERSHIP,
By:	/s/ Jeffrey Katzenberg
Name: Jeffrey Katzenberg

M&J K DREAM LIMITED PARTNERSHIP,
By:	/s/ Michael Rutman
Name: Michael Rutman Title: Vice President

M&J K DREAM CORP.,
By:	/s/ Michael Rutman
Name: Michael Rutman Title: Vice President

THE JK ANNUITY TRUST,
By:	/s/ Jeffrey Katzenberg
Name: Jeffrey Katzenberg Title: Trustee

THE MK ANNUITY TRUST,
By:	/s/ Jeffrey Katzenberg
Name: Jeffrey Katzenberg Title: Trustee

KATZENBERG 1994 IRREVOCABLE TRUST,
By:	/s/ Michael Rutman
Name: Michael Rutman Title: Trustee